EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related prospectus of Chemed Corporation for the registration of up to $110,000,000 principal amount of Floating Rate Senior Secured Notes due 2010 of Chemed Corporation and to the incorporation by reference therein of our report dated November 10, 2003, with respect to the consolidated financial statements of Vitas Healthcare Corporation as of September 30, 2003 and 2002 and for each of the three years in the period ended September 30, 2003, included in the Current Report on Form 8-K/A of Chemed Corporation filed with the Securities and Exchange Commission on February 23, 2004.

                                              /s/ Ernst & Young LLP
                                              ERNST & YOUNG LLP

Miami, Florida
May 24, 2004